Exhibit 99.1

LIBERTY MEDIA REPORTS RESULTS FOR FULL YEAR AND FOURTH QUARTER 2008

Englewood, Colorado, February 25, 2009 — Liberty Media Corporation (“Liberty”) (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LMDIA, LMDIB) today reported fourth quarter and full year results for Liberty Capital group, Liberty Interactive group and Liberty Entertainment group.  Financial highlights include:

•                  Announced a plan to split-off a majority of the assets and liabilities currently attributed to the Liberty Entertainment group into a separate public company.

•                  Through the DIRECTV share buyback, Liberty’s economic ownership of DIRECTV increased to almost 54%, voting control remains at 48% per a standstill agreement.

•                  Reduced senior note balance by $1.4 billion at Liberty Interactive.

•                  In February 2009, agreed to invest $530 million in the form of loans to SIRIUS XM and receive an equity interest of 40%, which will be attributed to Liberty Capital.

•                  Repurchased 1.6 million Liberty Capital shares from October 30th, 2008, through February 24th, 2009, representing on a cumulative basis almost 26% of those shares.

“Given the turmoil in the financial markets we continue to reduce debt, manage risk and contain costs,” stated Greg Maffei, Liberty President and CEO.  “Many of these choices have been difficult, especially reducing jobs, but they are necessary for the long-term health of the company.”

Maffei continued, “Last week we announced an agreement to invest in Sirius XM up to $530 million in secured loans and upon completion of our funding receive a 40% equity interest in the company.  Our investment was driven by the appeal of the Sirius XM service and the attractive terms of the securities.”

(1)  Please see page 12 of this press release for the definition of adjusted OIBDA and a discussion of management's use of this performance measure.  Schedule 1 to this press release provides a reconciliation of adjusted OIBDA for each of Liberty’s tracking stock groups to that group’s operating income for the same period, as determined under GAAP.  Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each of QVC, Starz Entertainment and Starz Media to that entity’s operating income for the same period, as determined under GAAP.

LIBERTY INTERACTIVE GROUP — Liberty Interactive group’s revenue decreased 4% to $2.38 billion in the fourth quarter and increased 4% to $8.08 billion for the year.  Adjusted OIBDA decreased 21% to $432 million in the fourth quarter and 8% to $1.56 billion for the year.  The decrease in revenue for the fourth quarter was due to the decline in revenue at QVC partially offset by the impact of the Bodybuilding.com acquisition in December 2007 and organic growth at the other eCommerce companies.  The increase in revenue for the year was due to the impact of the Bodybuilding.com and Backcountry.com acquisitions and organic growth at the other eCommerce companies partially offset by the decline in revenue at QVC.  The decrease in adjusted OIBDA was due to the results at QVC partially offset by results at the eCommerce companies.

QVC

QVC’s total revenue decreased 8% in the fourth quarter to $2.14 billion and 1% to $7.30 billion for the year.  Adjusted OIBDA decreased 22% to $416 million in the fourth quarter and 9% to $1.50 billion for the year.

“QVC continued to face challenging business and economic conditions in the fourth quarter of 2008 that adversely impacted revenue and adjusted OIBDA,” stated Mike George, QVC President and CEO. “QVC’s US results were negatively impacted by deteriorating economic conditions, and the international business showed mixed results.  As we navigate this difficult retail environment, QVC continues to pursue initiatives to deliver a compelling brand experience that is relevant to today’s consumer while focusing on cost control measures.  Some of these initiatives include the launch of multiple new national and proprietary brands and new programming concepts.  In addition, we are enhancing our website infrastructure to provide improved product search and guided navigation as well as a second live counterprogramming show stream.  The company is continuing its efforts to manage expenses, reduce inventory levels and limit extending credit when appropriate to reduce bad debt expense.”

QVC’s domestic revenue decreased 12% in the fourth quarter to $1.48 billion and 6% for the year to $4.91 billion.  Adjusted OIBDA decreased 29% to $282 million in the quarter and 14% for the year to $1.07 billion.  For the quarter, the mix of product shifted from the jewelry area to beauty and to a lesser extent, the home products area.  The average selling price increased 3% from $47.11 to $48.33 while the total number of units shipped declined 12% to 33.2 million from 37.6 million.  For the year, the mix of product shifted from the jewelry area to beauty.  The average selling price for the year increased 4% from $46.05 to $47.94 and the total number of units shipped declined 8% to 112.5 million from 122.2 million.  Returns as a percent of domestic sales grew from 16.1% to 17.7% for the fourth quarter and from 17.9% to 19.2% for the year due to the deteriorating economic environment and higher average selling prices.  QVC.com sales as a percentage of domestic sales increased from 22.5% to 27.8% for the quarter and from 22.2% to 25.3% for the year.  The domestic adjusted OIBDA margin decreased 459 basis points to 19% for the quarter and decreased 210 basis points to 22% for the year.  These decreases are primarily due to lower gross margin percentages as a result of lower initial product margins across all product areas, a higher inventory obsolescence provision, a higher bad debt provision as well as not achieving leverage on fixed costs.  These decreases in adjusted OIBDA margin for the quarter and the year are partially offset by an increase in QCard income as well as a decrease in marketing expenses.

QVC’s international revenue decreased slightly in the fourth quarter to $655 million including the impact of unfavorable foreign currency exchange rates in the UK and Germany.  For the year international revenue increased 9% to $2.39 billion including the impact of favorable foreign currency exchange rates in Germany and Japan.  Excluding the effect of exchange rates, revenue increased 19% in Japan and 6% in Germany and decreased 4% in the UK in the fourth quarter and increased 11% in Japan, 3% in Germany and 2% in the UK for the year.  International adjusted OIBDA decreased 1% in the fourth quarter to $134 million and increased 6% for the year to $432 million.  International adjusted OIBDA margins remained flat in the fourth quarter and decreased 58 basis points for the year primarily as a result of lower initial product margins and higher commissions expense as a percentage of net revenue due to new fixed-rate agreements in the UK and Japan.  Excluding the effect of exchange rates, QVC’s international adjusted OIBDA increased 4% in the fourth quarter and 2% for the year.

QVC Japan’s revenue grew 19% and 11% in local currency in the fourth quarter and for the year, respectively.  QVC Japan has successfully transitioned its product mix from health and beauty which historically was a significant portion of their sales but became highly regulated beginning in the first quarter 2007.  Japan has achieved shipped unit growth of 22% for the quarter and 17% for the year showing an increase in jewelry and apparel product categories in both periods.

QVC Germany’s revenue grew 6% and 3% in local currency in the fourth quarter and for the year, respectively.  QVC Germany’s average selling price decreased 3% and 2% for the fourth quarter and year, respectively, while units shipped increased 10% and 6%, respectively.  Germany experienced a higher gross margin percentage in the fourth quarter primarily due to a favorable obsolescence provision partially offset by lower initial product margins across each product category.  For the year, Germany experienced a lower gross margin percentage primarily due to lower initial product margins in the home and jewelry areas partially offset by a lower inventory obsolescence provision.

QVC UK’s revenue in local currency decreased 4% in the fourth quarter and increased 2% for the year.  The UK’s average selling price in local currency increased 3% for the fourth quarter and remained flat for the year, while units shipped declined 6% for the quarter but increased 2% for the year.

QVC’s outstanding bank debt was $5.23 billion at December 31, 2008.

eCommerce Businesses

Liberty Interactive’s eCommerce businesses, which include Provide Commerce, Backcountry.com,  Bodybuilding.com and BUYSEASONS, had positive financial results in the fourth quarter and continue to grow at a rapid pace.  In the aggregate, the eCommerce businesses experienced revenue growth of 65% in the fourth quarter and 92% for the year and experienced adjusted OIBDA growth of 19% in the fourth quarter and 78% for the year.  The increase in revenue for the quarter was primarily driven by the impact of the Bodybuilding.com acquisition mentioned above and strong organic growth at the other eCommerce companies.  The increase in revenue for the year was due to the same factors as the fourth quarter as well as the inclusion of a full year of results from Backcountry.com, which was acquired in June 2007.  The increase in adjusted OIBDA for the quarter was due to the organic growth at certain of the eCommerce companies and the previously mentioned Bodybuilding.com acquisition.  The increase in adjusted OIBDA for the year was due to organic growth at most of the eCommerce companies and the Backcountry.com and Bodybuilding.com acquisitions.

Share Repurchases

There were no share repurchases of Liberty Interactive stock during the fourth quarter of 2008.   Liberty has approximately $740 million remaining under its Liberty Interactive stock repurchase authorization.

The businesses and assets attributed to Liberty Interactive group are engaged in, or are ownership interests in companies that are engaged in, video and on-line commerce, and currently include Liberty’s subsidiaries QVC, Provide Commerce, Backcountry.com, Bodybuilding.com and BUYSEASONS and its interests in IAC/InterActiveCorp, HSN, Ticketmaster Entertainment, Tree.com, Interval Leisure Group, Expedia and GSI Commerce.  Liberty has identified wholly-owned QVC as the principal operating segment of Liberty Interactive group.

LIBERTY ENTERTAINMENT GROUP — Liberty Entertainment group’s revenue increased 26% to $360 million in the fourth quarter and 22% to $1.39 billion for the year.  Adjusted OIBDA increased 143% to $107 million for the quarter and 27% to $324 million for the year.  The increase in revenue and adjusted OIBDA for both periods was due to the addition of the Liberty Sports Group, which was acquired in February 2008, and growth at Starz Entertainment.

In December Liberty announced a plan to split-off a majority of the assets and liabilities currently attributed to the Liberty Entertainment group into a separate public company.  If the transaction is completed as currently contemplated, the split-off company will be comprised of approximately 54% of DIRECTV Group, 50% of GSN, 100% of FUN Technologies, 100% of Liberty Sports Group, 73% of PicksPal and an undetermined amount of cash, together with approximately $2 billion in debt incurred to acquire 78.3 million DIRECTV shares in April 2008.  Following the completion of the transaction, the Liberty Entertainment group will primarily consist of 100% of Starz Entertainment, 37% of WildBlue Communications, and an undetermined amount of cash.

Starz Entertainment, LLC

Starz Entertainment’s revenue increased 8% in the fourth quarter to $285 million and 4% for the year to $1.11 billion.  Adjusted OIBDA increased 69% during the quarter to $81 million and increased 14% for the year to $301 million.  In the fourth quarter, Starz Entertainment recorded a $1.24 billion goodwill impairment charge as part of its annual FAS 142 analysis due principally to current economic conditions and its effect on valuation multiples.

The increase in revenue in the fourth quarter of $20 million was due to a $14 million increase in rates and a $6 million increase resulting from growth in the average number of subscription units.  The increase in revenue for the year of $45 million was due to a $33 million increase in rates and a $12 million increase resulting from growth in the average number of subscription units.  Starz and Encore, the two principal service offerings of Starz Entertainment, experienced average subscription unit increases of 7% and 8%, respectively, during the year.

Starz Entertainment’s operating expenses decreased 6% for the quarter and increased 1% for the year.  The decrease for the quarter was primarily due to decreases in programming and G&A expenses partially offset by increased marketing costs related to the new Starz original “Crash” and an increase in marketing support.  The increase in operating expenses for the year was primarily due to increased marketing and advertising costs related to Starz new branding campaign and support of “Crash” and an increase in marketing support.  These increases were partially offset by lower programming costs, which decreased from $656 million in 2007 to $629 million in 2008.  The decrease in programming costs was due to lower bonus payment amortization and a decrease in the percentage of first-run movie exhibitions as compared to the number of library products exhibitions, partially offset by a higher effective rate for first-run movies.

Starz LLC Chairman and CEO Robert B. Clasen said, “Starz Entertainment posted solid growth in subscribers, revenue and OIBDA both for the full year 2008 and for the fourth quarter.  We took a major step in our original programming initiative in the fourth quarter with the premiere of our first hour long drama “Crash” in October and the announcement that we will air a second hour long drama, “Spartacus” in the coming year.  Our programming continues to attract strong audiences.  Starz finished the year in ninth place in total-day Nielsen ratings among 82 rated networks.”

Share Repurchases

There were no share repurchases of Liberty Entertainment stock during the fourth quarter of 2008.  Liberty has $1 billion remaining under its Liberty Entertainment stock repurchase authorization.

The businesses and assets attributed to Liberty Entertainment group are engaged in, or are ownership interests in companies that are engaged in, television and internet distribution and programming, and currently include Liberty’s subsidiaries Starz Entertainment, FUN Technologies, Liberty Sports Group, and PicksPal, its equity affiliates GSN and WildBlue Communications and its interest in DIRECTV.  Liberty has identified Starz Entertainment as the principal operating segment of Liberty Entertainment group.  As previously noted, Liberty issued the Liberty Entertainment group tracking stock on March 4, 2008.  The assets and businesses attributed to the Liberty Entertainment group were previously attributed to the Liberty Capital group.  For purposes of presentation, we treat the assets and businesses attributed to the Liberty Entertainment group as though they had been attributed to the group since January 1, 2007.

LIBERTY CAPITAL GROUP - Liberty Capital group’s revenue increased 44% to $131 million in the fourth quarter and 27% to $617 million for the year.  Adjusted OIBDA deficit decreased 20% to $106 million in the fourth quarter and increased 40% to $294 million for the year.  The increase in revenue for both periods was primarily due to revenue growth at Starz Media due to the 2008 theatrical release of eight films by Overture Films and one by Starz Animation, compared with no film releases in 2007, and the inclusion of a full year of operations for the Atlanta Braves.  The increase in the adjusted OIBDA deficit for the year was primarily due to marketing and advertising costs associated with the release of these films and the inclusion of the operations of the Atlanta Braves for the first four months of the year during which the team generally operates at a loss as no significant revenues are recognized until the first home game of the year in April.

Mr. Clasen said, “On the Starz Media side, as expected, we posted a loss for the year as we continued to invest in programming and as box office results for Overture Films and the home entertainment sales of our catalogue product fell short of our projections.  We are nonetheless pleased that Overture, in its first full year of operation, released eight movies, with three actors earning Oscar or Golden Globe nominations, and finished 11th among all studios in overall box office.  At Anchor Bay Entertainment strong sales of the first Overture releases to reach the home entertainment window partially offset less-than-projected sales of catalogue product.”

Share Repurchases

From October 30, 2008 through February 24, 2009, Liberty repurchased 1.6 million shares of Series A Liberty Capital common stock at an average cost per share of $11.51 for total cash consideration of $18 million.  Since the reclassification of Liberty Capital tracking stock on March 4, 2008 through February 24, 2009, Liberty has repurchased 33.2 million shares at an average cost per share of $14.37 for total cash consideration of $478 million.  These repurchases represent 25.7% of the shares outstanding.  Liberty has approximately $122 million remaining under its Liberty Capital stock repurchase authorization.

The businesses and assets attributed to Liberty Capital group are all of Liberty’s businesses and assets other than those attributed to the Liberty Interactive group and Liberty Entertainment group and include its subsidiaries Starz Media, TruePosition, Atlanta National League Baseball Club (the owner of the Atlanta Braves), and its interests in Time Warner and Sprint Nextel.

NOTES

Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses.  Those interests are currently attributed to three tracking stock groups: Liberty Interactive group, Liberty Entertainment group and Liberty Capital group.

Unless otherwise noted, the foregoing discussion compares financial information for the twelve months and three months ended December 31, 2008 to the same period in 2007.  Certain prior period amounts have been reclassified for comparability with the 2008 presentation.  Liberty completed the sale of its controlling interests in OpenTV and On Command during 2007, and as such, the financial results of these companies have been excluded from all periods presented.

The following financial information is intended to supplement Liberty’s consolidated statements of operations to be included in its Form 10-K.

Fair Value of Public Holdings and Derivatives

(amounts in millions and include the value of derivatives)	September 30, 2008	December 31, 2008
InterActiveCorp	$720	638
InterActiveCorp Spin-Off Companies (1)	548	325
Expedia (1)	1,046	570
Other	147	101
Total Attributed Liberty Interactive Group	$2,461	1,634

DIRECTV (1)	14,224	12,757
Total Attributed Liberty Entertainment Group	$14,224	12,757

Non Strategic Public Holdings (2)	4,405	3,895
Total Attributed Liberty Capital Group	$4,405	3,895

(1)         Represents fair value of Liberty’s investments in the InterActiveCorp spin-off companies, Expedia and DIRECTV (including collar).  In accordance with GAAP, Liberty accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values.

(2)         Represents Liberty’s non-strategic public holdings which are accounted for at fair value including any associated equity derivatives on such investments.  Also includes the liability associated with borrowed shares which totaled $598 million and $392 million at September 30, 2008 and December 31, 2008, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	September 30, 2008	December 31, 2008
Cash and Cash Related Investments Attributable to:
Liberty Interactive Group	$1,442	832
Liberty Entertainment Group	1,076	807
Liberty Capital Group (1)	1,356	1,496
Total Liberty Consolidated Cash (GAAP)	$3,874	3,135

Short-Term Investments Attributed to Liberty Capital Group (2)	523	104

Debt:
Senior Notes and Debentures (3)	$3,108	1,712
Senior Exchangeable Debentures	—	551
QVC Bank Credit Facility	5,200	5,230
Other	71	60
Total Attributed Liberty Interactive Group Debt	8,379	7,553
Less:Unamortized Discount	(14)	(9)
Less:Fair Market Value Adjustment	—	(413)
Total Attributed Liberty Interactive Group Debt (GAAP)	8,365	7,131

Senior Exchangeable Debentures (4)	551	—
Liberty derivative borrowing	2,011	1,981
Other	53	52
Total Attributed Liberty Entertainment Group Debt	2,615	2,033
Less:Fair Market Value Adjustment	(325)	—
Total Attributed Liberty Entertainment Group Debt (GAAP)	2,290	2,033

Senior Exchangeable Debentures (4)	3,440	3,440
Bank Credit Facility	750	750
Other	753	760
Total Attributed Liberty Capital Group Debt	4,943	4,950
Less:Fair Market Value Adjustment	(1,333)	(1,887)
Total Attributed Liberty Capital Group Debt (GAAP)	3,610	3,063

Total Consolidated Liberty Debt (GAAP)	$14,265	12,227

(1)          Does not include $530 million and $518 million of restricted cash on September 30, 2008 and December 31, 2008, respectively, that is reflected in other long-term assets in Liberty’s condensed consolidated balance sheet.  Please see discussion related to Investment in Special Purpose Entity in the footnotes to Liberty’s consolidated financial statements to be included in its Form 10-K.

(2)          Represents the estimated fair value of Liberty’s holdings in The Reserve Primary Fund.  While Liberty expects to receive substantially all of its current holdings in the Primary Fund, it cannot be predicted when this will occur or the amount that will be received.  Accordingly, Liberty has reclassified the investment from cash and cash equivalents to short-term investments.  On February 20, 2009, Liberty received a $35 million distribution from the Primary Fund.

(3)          Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(4)          Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total attributed Liberty Interactive group cash and liquid investments decreased $610 million compared to September 30, 2008 primarily due to the retirement of corporate debt through two tender offers partially offset by the $380 million of cash received from the reattribution of cash from Liberty Entertainment and cash flow from QVC operations.  Total attributed Liberty Interactive group debt decreased $826 million compared to September 30, 2008 primarily due to the retirement of corporate debt through two tender offers ($1.267 billion) and the termination of a swap arrangement partially offset by the reattribution of $551 million face amount of debt from Liberty Entertainment.

Total attributed Liberty Entertainment group cash and liquid investments decreased $269 million compared to September 30, 2008 primarily due to the reattribution of $380 million of cash to Liberty Interactive partially offset by cash flow from Starz Entertainment operations.  Total attributed Liberty Entertainment group debt decreased $582 million compared to September 30, 2008 due to the reattribution of $551 million face amount of debt to Liberty Interactive and partial paydown of borrowings against the DIRECTV equity collar.

Total attributed Liberty Capital group cash and liquid investments and short-term investments decreased $279 million compared to September 30, 2008 primarily due to the termination of a swap arrangement and purchase of Liberty Capital Series A common stock.  Total attributed Liberty Capital group debt remained flat compared to September 30, 2008.

Important Notice: Liberty Media Corporation (Nasdaq: LINTA, LINTB, LMDIA, LMDIB, LCAPA, LCAPB) President and CEO, Gregory B. Maffei will discuss Liberty’s earnings release in a conference call which will begin at 12:00 noon (ET) on February 25, 2009.  The call can be accessed by dialing (877) 719-9795 or (719) 325-4763 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed until 2:30 p.m. (ET) March 11, 2009, by dialing (719) 457-0820 or (888) 203-1112 plus the pass code 9792984#.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/investor_relations/default.htm.  Links to this press release will also be available on the Liberty Media web site.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential, future financial performance, new service and product launches and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory issues, the effect of recessionary economic conditions on Liberty’s business strategies and ability to access to capital on acceptable terms, and the completion of the proposed split-off of a majority of the businesses of the Liberty Entertainment group. These forward looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty, including the most recent Form 10-K for additional information about Liberty and about the risks and uncertainties related to Liberty’s business which may affect the statements made in this press release.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of the split-off company or any of the Liberty tracking stocks.  The offer and sale of shares in the proposed split-off will only be made pursuant to an effective registration statement. Liberty stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because it will contain important information about the transaction. A copy of the preliminary proxy statement/prospectus filed with the SEC is available, and the registration statement and definitive proxy statement/prospectus once filed will be available, free of charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the transaction. Information regarding Liberty’s (and, if formed, Entertainment’s) directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.

Contact:  Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty’s consolidated statements of operations, to be included in its Form 10K, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the three largest privately held businesses (QVC, Starz Entertainment and Starz Media) owned by Liberty at December 31, 2008.

Please see below for the definition of adjusted OIBDA and a discussion of management’s use of this performance measure.  Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified entity to that entity’s operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	4Q07	1Q08	2Q08	3Q08	4Q08
Liberty Interactive Group
QVC (100%)
Revenue – Domestic	$1,676	1,176	1,181	1,073	1,481
Revenue – International	658	589	580	568	655
Revenue – Total	$2,334	1,765	1,761	1,641	2,136
Adjusted OIBDA – Domestic	$396	281	286	221	282
Adjusted OIBDA – International	135	106	101	91	134
Adjusted OIBDA – Total	$531	387	387	312	416
Operating Income	$396	250	253	175	278
Gross Margin – Domestic	35.4%	36.4%	37.0%	34.3%	32.1%
Gross Margin – International	37.3%	36.8%	37.3%	35.7%	36.6%

Liberty Entertainment Group
STARZ ENTERTAINMENT (100%)
Revenue	$265	273	275	278	285
Adjusted OIBDA	$48	74	68	78	81
Operating Income	$30	60	53	63	(1,151)
Subscription Units – Starz	16.3	16.8	17.0	17.4	17.7
Subscription Units – Encore	30.7	31.4	31.3	31.6	31.7

Liberty Capital Group
STARZ MEDIA (100%)
Revenue	$59	62	57	104	98
Adjusted OIBDA	$(90)	(24)	(19)	(82)	(64)
Operating Income	$(277)	(27)	(22)	(86)	(260)

ANNUAL SUMMARY

(amounts in millions)	2007	2008
Liberty Interactive Group
QVC (100%)
Revenue – Domestic	$5,208	4,911
Revenue – International	2,189	2,392
Revenue – Total	$7,397	7,303
Adjusted OIBDA – Domestic	$1,244	1,070
Adjusted OIBDA – International	408	432
Adjusted OIBDA – Total	$1,652	1,502
Operating Income	$1,114	956
Gross Margin – Domestic	36.5%	34.8%
Gross Margin – International	37.3%	36.6%

Liberty Entertainment Group
STARZ ENTERTAINMENT GROUP (100%)
Revenue	$1,066	1,111
Adjusted OIBDA	$264	301
Operating Income	$210	(975)

Liberty Capital Group
STARZ MEDIA (100%)
Revenue	$254	321
Adjusted OIBDA	$(143)	(189)
Operating Income	$(342)	(395)

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for each of Liberty’s tracking stock groups and each of QVC, Starz Entertainment and Starz Media together with a reconciliation to that group’s or entity’s operating income, as determined under GAAP.  Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of adjusted OIBDA for each of Liberty Interactive group, Liberty Entertainment group, and Liberty Capital group to that group’s operating income calculated in accordance with GAAP for the three months ended December 31, 2007, March 31, 2008, June 30, 2008,

September 30, 2008 and December 31, 2008, respectively, and the years ended December 31, 2007 and 2008.

QUARTERLY SUMMARY

(amounts in millions)	4Q07	1Q08	2Q08	3Q08	4Q08
Liberty Interactive Group
Adjusted OIBDA	$546	401	410	312	432
Depreciation and Amortization	(139)	(139)	(136)	(143)	(143)
Stock Compensation Expense	(6)	(5)	(12)	(8)	(7)
Impairment of Long-Lived Assets	—	—	—	—	(56)
Operating Income	$401	257	262	161	226

Liberty Entertainment Group
Adjusted OIBDA	$44	81	62	74	107
Depreciation and Amortization	(8)	(12)	(12)	(12)	(12)
Stock Compensation Expense	(20)	(7)	(15)	(15)	21
Impairment of Long-Lived Assets	—	—	—	—	(1,262)
Operating Income	$16	62	35	47	(1,146)

Liberty Capital Group
Adjusted OIBDA	$(133)	(59)	(40)	(89)	(106)
Depreciation and Amortization	(29)	(26)	(28)	(24)	(23)
Stock Compensation Expense	(10)	(4)	—	(1)	3
Impairment of Long-Lived Assets	(182)	—	—	—	(251)
Operating Loss	$(354)	(89)	(68)	(114)	(377)

ANNUAL SUMMARY

(amounts in millions)	2007	2008
Liberty Interactive Group
Adjusted OIBDA	$1,684	1,555
Depreciation and Amortization	(536)	(561)
Stock Compensation Expense	(35)	(32)
Impairment of Long-Lived Assets	—	(56)
Operating Income	$1,113	906

Liberty Entertainment Group
Adjusted OIBDA	$255	324
Depreciation and Amortization	(37)	(48)
Stock Compensation Expense	(46)	(16)
Impairment of Long-Lived Assets	(41)	(1,262)
Operating Income (Loss)	$131	(1,002)

Liberty Capital Group
Adjusted OIBDA	$(210)	(294)
Depreciation and Amortization	(102)	(101)
Stock Compensation Expense	(12)	(2)
Impairment of Long-Lived Assets	(182)	(251)
Operating Loss	$(506)	(648)

The following table provides a reconciliation of adjusted OIBDA to earnings from continuing operations before income taxes and minority interest for the years ended December 31, 2007 and 2008, respectively.

(amounts in millions)	2007	2008
Liberty Interactive Group	$1,684	1,555
Liberty Entertainment Group	255	324
Liberty Capital Group	(210)	(294)
Inter-Group Eliminations	—	(3)
Consolidated adjusted OIBDA	$1,729	1,582

Consolidated segment adjusted OIBDA	$1,729	1,582
Stock-based compensation	(93)	(50)
Depreciation and amortization	(675)	(710)
Impairment of long-lived assets	(223)	(1,569)
Interest expense	(641)	(719)
Share of earnings of affiliates	22	(838)
Realized and unrealized gains (losses) on derivative instruments, net	1,269	(34)
Gains on dispositions, net	646	3,679
Other than temporary declines in fair value of investments	(33)	(441)
Other, net	320	343
Earnings (loss) from continuing operations before income taxes and minority interest	$2,321	1,243

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC, Starz Entertainment and Starz Media to that entity’s operating income calculated in accordance with GAAP for the three months ended December 31, 2007, March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008, and the years ended December 31, 2007 and 2008, respectively.

(amounts in millions)	4Q07	1Q08	2Q08	3Q08	4Q08
Liberty Interactive Group
QVC (100%)
Adjusted OIBDA	$531	387	387	312	416
Depreciation and Amortization	(133)	(132)	(129)	(135)	(135)
Stock Compensation Expense	(2)	(5)	(5)	(2)	(3)
Operating Income	$396	250	253	175	278

Liberty Entertainment Group
STARZ ENTERTAINMENT (100%)
Adjusted OIBDA	$48	74	68	78	81
Depreciation and Amortization	(6)	(4)	(5)	(4)	(5)
Stock Compensation Expense	(12)	(10)	(10)	(11)	12
Impairment of Long-Lived Assets	—	—	—	—	(1,239)
Operating Income (Loss)	$30	60	53	63	(1,151)

Liberty Capital Group
STARZ MEDIA (100%)
Adjusted OIBDA	$(90)	(24)	(19)	(82)	(64)
Depreciation and Amortization	(3)	(3)	(2)	(4)	(3)
Stock Compensation Expense	(2)	—	(1)	—	(1)
Impairment of Long-Lived Assets	(182)	—	—	—	(192)
Operating (Loss)	$(277)	(27)	(22)	(86)	(260)

(amounts in millions)	2007	2008
Liberty Interactive Group
QVC (100%)
Adjusted OIBDA	$1,652	1,502
Depreciation and Amortization	(516)	(531)
Stock Compensation Expense	(22)	(15)
Operating Income	$1,114	956

Liberty Entertainment Group
STARZ ENTERTAINMENT (100%)
Adjusted OIBDA	$264	301
Depreciation and Amortization	(21)	(18)
Stock Compensation Expense	(33)	(19)
Impairment of long-lived assets	—	(1,239)
Operating Income (Loss)	$210	(975)

Liberty Capital Group
STARZ MEDIA (100%)
Adjusted OIBDA	$(143)	(189)
Depreciation and Amortization	(15)	(12)
Stock Compensation Expense	(2)	(2)
Impairment of long-lived assets	(182)	(192)
Operating (Loss)	$(342)	(395)